FOURTH AMENDMENT TO CREDIT AGREEMENT

This Fourth Amendment to Credit Agreement (“Amendment”) dated March 11, 2021 is entered into between DAKTRONICS, INC., a South Dakota corporation (the “Borrower”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association (together with its successors and assigns, the “Lender”).

RECITALS:

A.    Lender and Borrower entered into a Credit Agreement dated November 15, 2016, as amended, pursuant to which Lender made certain Revolving Loans to Borrower.

B.    The parties wish to amend the Credit Agreement as provided in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the parties agree as follows:

1.	Section 2.6 of the Credit Agreement is amended and restated to read:

2.6         Interest Rates. Interest on each advance hereunder shall accrue at an annual rate equal to the Applicable Margin plus the Daily Reset LIBOR Rate. Lender’s internal records of applicable interest rates shall be determinative in the absence of manifest error. If Lender has determined that (a)(i) the administrator, or any relevant agency or authority for such administrator, of the rate index described above (“LIBOR”) (or any substitute index which replaces LIBOR (LIBOR or such replacement, the “Benchmark”)) has announced that such Benchmark will no longer be provided, (ii) any relevant agency or authority has announced that such Benchmark is no longer representative, or (iii) any similar circumstance exists such that such Benchmark has become unavailable or ceased to exist, or (b) similar loans are being documented with a replacement rate to such Benchmark, Lender will (x) replace such Benchmark with a replacement rate or (y) if any such circumstance applies to fewer than all tenors of such Benchmark used for determining an interest period hereunder, discontinue the availability of the affected interest periods. In the case of LIBOR, (a) for any advance hereunder where the rate is reset daily, such replacement rate will be Daily Simple SOFR, plus the adjustment described below, and (b) for any advance hereunder where the rate is reset at monthly or longer intervals, such replacement rate will be Term SOFR, plus the adjustment described below; provided that if Lender determines in its sole discretion that (i) Term SOFR is not available for the applicable advance at the time of such replacement or (ii) the administration of Term SOFR is not administratively feasible for Lender, then such replacement rate will be Daily Simple SOFR, plus the adjustment described below. For purposes of this Agreement, (a) “SOFR” means the secured overnight financing rate which is published by the Board of Governors of the Federal Reserve System (the “Board”) and available at www.newyorkfed.org; (b) “Term SOFR” means a forward-looking term rate based on SOFR and recommended by the Board; and (c) “Daily Simple SOFR” means a daily rate based on SOFR and determined by Lender in accordance with the conventions for such rate. In each case, Lender will add an adjustment to Term SOFR or Daily Simple SOFR that is selected or recommended by the Board. In connection with the selection and implementation of any such replacement rate, Lender may make any technical, administrative or operational changes that Lender decides may be appropriate to reflect the adoption and implementation of such replacement rate. Lender does not warrant or accept any responsibility for the administration or submission of, or any other matter related to, LIBOR or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation whether any such alternative, successor or replacement rate will have the same value as, or be economically equivalent to, LIBOR.

2.	Section 2.12(a) of the Credit Agreement is amended and restated to read:

(a)         Issuance. Lender agrees, on the terms and conditions set forth in this Agreement, to issue standby and commercial Letters of Credit denominated in Dollars (each, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the Effective Date and prior to the Facility Termination Date upon the request of the Borrower; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding Facility LC Obligations shall not exceed $20,000,000, and (ii) the aggregate amount of the Revolving Exposure shall not exceed the Revolving Commitment Amount. The expiration date of each Facility LC must be 5 years or less from its issuance date, with the exception of one Facility LC in an amount not to exceed $1,500,000 which may have an expiration date of up to 7 years from its issuance date. In the event either party elects not to renew or extend the Credit Agreement (either by new agreement or amendment), or this Agreement otherwise terminates pursuant to the terms hereof, Borrower agrees to Cash Collateralize, on or before the fifth Business Day prior to the Facility Termination Date, an amount equal to 100% of the Facility LC Obligations that have any expiration date later than the Facility Termination Date. Notwithstanding anything herein to the contrary, Lender shall have no obligation hereunder to issue any Facility LC the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement.

3.    Borrower represents and warrants that as of the date of this Amendment, no Default or Event of Default has occurred and is continuing.

4.         This Amendment does not constitute a novation of the Credit Agreement. Except as modified in this Amendment, all of the terms and conditions of the Credit Agreement will remain in full force and effect.

5.         Borrower acknowledges the Credit Agreement and related Loan Documents are and will remain the legal and binding obligation of Borrower, free of any claim, defense, or offset.

6.         The officers signing on behalf of the Borrower represent and warrant that the execution and delivery of this Amendment has been fully authorized by all necessary corporate action.

BORROWER: DAKTRONICS, INC. By: /s/ Reece A. Kurtenbach Name: Reece A. Kurtenbach Title: Chief Executive Officer By: /s/ Sheila M. Anderson Name: Sheila M. Anderson Title: Chief Financial Officer

LENDER:
U.S. BANK NATIONAL ASSOCIATION

By: /s/ Carl A. Johnson Name: Carl A. Johnson Title: Vice President